Exhibit 99.1

NEWS

UNIVEST CORPORATION CONTACTS:
Jeffrey Schweitzer, President & CEO: 215-721-2458
Michael Keim, CFO: 215-721-2511

Univest Corporation of Pennsylvania Receives Approvals for Valley Green Bank Merger
Valley Green Bank will operate as a Division of Univest Bank and Trust Co.

Souderton, PA, December 4, 2014 - Univest Corporation of Pennsylvania (NASDAQ: UVSP, “Univest”), the parent company of Univest Bank and Trust Co., announced today that it has received all necessary regulatory and shareholder approvals to close its pending merger transaction, announced in June, with Valley Green Bank. Regulatory approval was obtained in November from both the Pennsylvania Department of Banking and Securities and the Board of Governors of the Federal Reserve System. Shareholders from both Univest and Valley Green Bank approved the transaction on December 3 and December 2, respectively. Subject to satisfaction or waiver of certain additional customary closing conditions, Univest intends to close the transaction effective January 1, 2015.

“Throughout our 138 year history we have focused on steady and stable growth - always remaining true to our community banking roots - as we have grown our competitive suite of financial solutions to include insurance, investments, wealth management, mortgage banking, equipment financing and an array of convenient banking solutions,” said Jeffrey M. Schweitzer, president and chief executive officer of Univest Corporation of Pennsylvania. “We are proud to be able to deliver our comprehensive financial solutions to Philadelphia, build relationships with new customers and bring our Committed to Local philanthropic program to the city - the economic and cultural center of the Delaware Valley.”

After the New Year, Valley Green Bank will operate its three full-service branches and two loan production offices in the Philadelphia marketplace as a Division of Univest Bank and Trust Co. Jay R. Goldstein, president and chief executive officer of Valley Green Bank, will remain president of the Valley Green Bank Division in addition to being appointed to the Univest Board of Directors upon closing of the transaction. Michael L. Turner, one of the founders of Valley Green Bank and a Valley Green Bank board member prior to the acquisition, will also be appointed to the Univest Board upon closing of the transaction.

“This is an important step in Univest’s strategic plan to build the business in a new and highly attractive small business and consumer marketplace contiguous to our existing footprint,” said William S. Aichele, chairman of the board of Univest Corporation of Pennsylvania and Univest Bank and Trust Co. “Continuing to diversify our business while growing organically and through acquisition will allow us to provide opportunities for our employees, serve our customers and communities and deliver a fair return to our shareholders.”

Griffin Financial Group, LLC served as financial advisor to Univest and provided a fairness opinion to the Board of Directors, with Stevens & Lee, P.C. serving as legal counsel. Valley Green Bank was advised by Keefe Bruyette & Woods, Inc., which also rendered a fairness opinion in connection with the transaction to the Valley Green Bank Board of Directors, and by Stradley Ronon Stevens & Young, LLP as legal counsel.

About Univest:
Univest Corporation of Pennsylvania (UVSP), including its wholly-owned subsidiary, Univest Bank and Trust Co., had $2.2 billion in assets and more than $3.0 billion in assets under management and supervision through its Wealth Management lines of business as of September 30, 2014. Headquartered in Souderton, Pa. and founded in 1876, the Corporation and its subsidiaries provide a full range of financial solutions for individuals, businesses, municipalities and nonprofit organizations in the Mid-Atlantic Region. Univest delivers these services through a network of 40 offices in southeastern Pennsylvania extending to the Lehigh Valley, Maryland and online at www.univest.net.

About Valley Green Bank:
Valley Green Bank is a Pennsylvania-chartered commercial bank that opened for business in 2005 and has served the businesses and residents of Philadelphia with community-focused banking products and services since that time. Valley Green Bank was ranked the 8th best performing bank out of more than 4,000 banks in the nation in 2013 for banks with assets less than $500 million by SNL Financial. It operates three full-service branches and two commercial loan offices in Philadelphia and nearby Radnor. As of September 30, 2014, Valley Green Bank had $422 million in assets $384 million in deposits and $367 million in loans.

Forward-looking Statements:
This press release contains statements which, to the extent that they are not recitations of historical fact, may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Such forward-looking statements may include financial and other projections as well as statements regarding Univest's future strategies, plans, objectives, performance, revenues, growth, profits, operating expenses, or their underlying assumptions. Statements preceded by, followed by, or that include the words "may," "would," "should," "could," "will," "likely," "possibly," "expect," "anticipate," "intend," "estimate," "target," "potentially," "probably," "outlook," "predict," "contemplate," "continue," "plan," "forecast," "project," "are optimistic," "are looking," and "believe," or other similar words and phrases may identify forward-looking statements. Numerous competitive, economic, regulatory, legal, and technological factors, among others, could cause Univest's financial performance to differ materially from the goals, plans, objectives, intentions, and expectations expressed in such forward-looking statements. Univest cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact on any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. Univest does not undertake to update forward-looking statements whether written or oral, that may be made from time to time by Univest or by or on behalf of its subsidiaries. For a more complete discussion of the assumptions, risks, and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (the “SEC”), including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

Important Additional Information:
Univest has filed a Registration Statement with the United States Securities and Exchange Commission (“SEC”), which contains a proxy statement/prospectus and other documents regarding the proposed merger. The proxy materials set forth complete details of the merger. Valley Green Bank and Univest shareholders and investors are urged to read the Registration Statement and the proxy statement/prospectus and any other relevant documents filed with the SEC, as well as any amendments and supplements to those documents, because they contain important information about Valley Green Bank, Univest, and the proposed transaction.

Copies of the proxy statement/prospectus may be obtained free of charge at the SEC’s website at http://www.sec.gov. Copies of other documents filed by Univest with the SEC may also be obtained free of charge at the SEC’s website or at Univest’s website at http://www.univest.net and clicking on the tab “Investor Relations” and then under the tab “SEC Documents.”

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